CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Tempur-Pedic International Inc. Amended and Restated 2003 Equity Incentive Plan as amended, of our reports dated February 11, 2009, with respect to the consolidated financial statements and schedule of Tempur-Pedic International Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Tempur-Pedic International Inc. and Subsidiaries filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Louisville, Kentucky
July 27, 2009